                                                                      EXHIBIT 11

                                CLIENTLINK, INC.
                      COMPUTATION OF NET INCOME PER SHARE

  The following reconciliation details the numerator and denominator used to calculate basic and diluted earnings per share for the years ended December 31, 1995, 1996 and 1997:

                                    1995                       1996                        1997
                         -------------------------- -------------------------- ----------------------------
                          INCOME    SHARES    PER    INCOME    SHARES    PER     INCOME     SHARES    PER
                         (NUMER-  (DENOMIN-  SHARE   (NUME-  (DENOMIN-  SHARE    (NUME-   (DENOMIN-  SHARE
                          ATOR)     ATOR)    AMOUNT  RATOR)    ATOR)    AMOUNT   RATOR)     ATOR)    AMOUNT
                         -------- ---------- ------ -------- ---------- ------ ---------- ---------- ------
Net Income.............. $337,281                   $541,975                   $1,602,393
Basic EPS............... $337,281  4,763,814 $0.07  $541,975  5,336,430 $0.10  $1,602,393  5,336,430 $0.30
                                             =====                      =====                        =====
Effect of Dilutive
 Securities
Convertible debt........ $ 15,008    375,000
Options.................             524,900                    524,900                      524,900
                         -------- ----------        -------- ----------        ---------- ----------
Diluted EPS............. $352,289  5,663,714 $0.06  $541,975  5,861,330 $0.09  $1,602,393  5,861,330 $0.27
                         ======== ========== =====  ======== ========== =====  ========== ========== =====